Exhibit 10.2
Restricted Stock Award Agreement
Under the
ISCO International, Inc. 2003 Equity Incentive Plan

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the 10th of March 2008 (the “Date of Grant”), between ISCO INTERNATIONAL, INC. (the “Company”) and GORDON E. REICHARD, JR. (the “Grantee”).

WHEREAS, the Company maintains the ISCO International, Inc. 2003 Equity Incentive Plan (the “Plan”) for the benefit of the key employees, directors and consultants of the Company and its Affiliates; and

WHEREAS, the Grantee is an employee of the Company and is a party to the “Employment Agreement” with the Company dated March 5, 2008 (the “Employment Agreement”); and

WHEREAS, the Plan permits the grant of Shares, subject to certain restrictions; and

WHEREAS, in order to align the Grantee’s personal financial interests with those of the Company’s stockholders, the Company desires to grant to the Grantee a number of shares of Common Stock, subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

SECTION 1. Award of Stock.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants 2,000,000 (two million) Shares (the “Restricted Shares”) to the Grantee. The executive is eligible for additional grants of up to 3,000,000 (three million shares) in aggregate that will be stipulated in section 2.b  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.  Capitalized terms used but not defined herein will have the same meaning as defined in the Plan.

SECTION 2. Vesting of Restricted Shares.  The Restricted Shares are subject to forfeiture to the Company until they become vested in accordance with this Section 2, as follows:

a. Time Vested Shares

(i) 250,000 Restricted Shares will vest on March 17, 2008, if the Grantee remains continuously employed by the Company through that date.

(ii) an additional 250,000 Restricted Shares will vest on August 30, 2008, if the Grantee remains continuously employed by the Company through that date;

(iii) an additional 500,000 Restricted Shares will vest on February 28, 2009, if the Grantee remains continuously employed by the Company through that date; and

(iv) an additional 500,000 Restricted Shares will vest on August 30, 2009, if the Grantee remains continuously employed by the Company through that date; and

(v) an additional 250,000 Restricted Shares will vest on February 28, 2010, if the Grantee remains continuously employed by the Company through that date; and

(vi) an additional 250,000 Restricted Shares will vest on August 30, 2010, if the Grantee remains continuously employed by the Company through that date

b. Performance Vested Shares.

(i) For the 2008 fiscal year, upon attainment of goals defined below, the Company will grant Executive 500,000 restricted shares upon achievement of 80% of specified performance goals, and a total of 1,000,000 restricted shared upon achievement of 100% of specified performance goals, and a total of 1,500,000 restricted shares upon achievement of 130% of specified performance goals, or an interpolated amount for accomplishing between 100% and 130% of approved performance goals. All  restricted shares will vest on the filing date of the Company’s Form 10-K for the 2008 fiscal year, if the Grantee remains continuously employed by the Company through that filing date and the performance goals specified by the Company with respect to that fiscal year have been achieved; and

(ii) For the 2009 fiscal year, upon attainment of goals defined below, the Company will grant Executive 500,000 restricted shares upon achievement of 80% of specified performance goals, a total of 1,000,000 restricted shared upon achievement of 100% of specified performance goals, and a total of 1,500,000 restricted shares upon achievement of 130% of specified performance goals, or an interpolated amount for accomplishing between 100% and 130% of approved performance goals. Additional restricted shares and/or cash compensation may be considered by the Compensation Committee is performance exceeds 130% of goals.  All restricted shares will vest on the filing date of the Company’s Form 10-K for the 2009 fiscal year, if the Grantee remains continuously employed by the Company through that filing date and the performance goals specified by the Company with respect to that fiscal year have been achieved.

(iii) The performance goals relevant under this Section 2(b) (which may include intermediate goals, the achievement of which will result in partial vesting) will be determined by the Company, based on the Company’s operating plan for the applicable year, and will be communicated to the Grantee not later than 90 days following the start of the applicable year.  The Company will determine in good faith whether the goals for any year have been achieved.  In addition, the Company may in good faith make adjustments to such goals so that departures from the Company’s operating plan, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other transactions, events or factors influencing the achievement or measurement of such goals do not affect the operation of this section in a manner inconsistent with its intended purpose of encouraging growth in the Company’s equity value.

c. Effect of Termination.  Upon termination of the Grantee’s service to the Company for any reason or for no reason (and whether such termination is by the Company, the Grantee or otherwise), (i) any Restricted Shares which have not prior to the effective date of such termination become vested pursuant to this Section 2 will immediately and automatically, without any action on the part of the Company, be forfeited by the Grantee to the Company, and (ii) the Grantee will have no further rights with respect to those Shares.  Notwithstanding the foregoing, if prior to December 15, 2009 the Grantee is involuntarily terminated by the Company without “Cause” (as defined in Section 10.2 of the Employment Agreement), 250,000 of the Restricted Shares otherwise subject to vesting under Section 2(b) will become vested as of the date of such termination.

d. Failure to Achieve Performance Goals.  With respect to restricted shares subject to issuance based on the achievement of a performance goals under Section 2(b), if the performance goals for a given year are not achieved, then on the date of the filing of the Company’s Form 10-K for that year (or, if earlier, upon a conclusive determination by the Company that such goals were not achieved the Grantee will not receive those Shares.

e. Effect of Change in Control.  If there occurs a Change in Control prior to December 31, 2009 and the Grantee remains in continuous service to the Company through the date of that Change in Control, then immediately prior to (but contingent upon) the occurrence of that Change in Control:

(i) any otherwise unvested restricted shares subject to issuance under Section 2(a) will become vested; and

(ii) restricted shares otherwise subject to vesting under Section 2(b) based on performance in the fiscal year of the Change in Control will enjoy an accelerated grant request with immediate vesting to the extent that performance for the portion of that year that transpires prior to the Change in Control meets or exceeds a pro-rata portion of the performance goals specified by the Board for that year under Section 2(b).

SECTION 3. Share Legends.  The certificates evidencing all the Restricted Shares, and any other Shares issuable under this Agreement, shall bear such legend(s) as may be required by the Plan or applicable law.

SECTION 4. Escrow of Restricted Shares.

a. Certificates Held in Escrow.  Certificates evidencing the Restricted Shares issued under this Agreement will be held in escrow by the Secretary of the Company or his or her designee (the “Escrow Holder”) until such shares become vested in accordance with Section 2, at which time, the Escrow Holder will deliver such certificates representing the Restricted Shares to the Grantee; provided, however, that no certificates for Restricted Shares will be delivered to the Grantee until appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such shares.

b. Forfeited Shares to be Returned.  If the Restricted Shares are forfeited by the Grantee under Section 2 or 9(g), the Escrow Holder will deliver the stock certificate(s) evidencing those shares to the Company, which will then have the right to retain and transfer those shares to its own name free and clear of any rights of the Grantee under this Agreement or otherwise.

c. Instructions to Escrow Holder.  The Escrow Holder is hereby directed to permit transfer of the Restricted Shares only in accordance with this Agreement or in accordance with instructions which are consistent with this Agreement which are signed by both parties.  In the event further instructions are reasonably desired by the Escrow Holder, he or she shall be entitled to conclusively rely upon directions executed by a majority of the members of the Board.  The Escrow Holder shall have no liability for any act or omissions hereunder while acting in good faith in the exercise of his or her own judgment.

SECTION 5. Rights of Grantee.  The Grantee shall have the right to vote the issued Shares and to receive cash dividends with respect to the issued Restricted Shares; provided however, that any cash dividends paid on the Restricted Shares while those shares remain forfeitable will be reinvested in additional restricted Shares.  Such additional restricted Shares will be subject to the same vesting conditions as were applicable to the Restricted Shares giving rise to such dividends, deposited with the Escrow Holder and included thereafter as Restricted Shares for purposes of this Agreement.

SECTION 6. Stock Splits, etc.  If, while any of the Restricted Shares remain subject to forfeiture, there occurs any merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other similar change in the Company’s common stock, then any and all new, substituted or additional securities or other consideration to which the Grantee is entitled by reason of the Grantee’s ownership of the Restricted Shares will be immediately subject to escrow, deposited with the Escrow Holder and included thereafter as “Restricted Shares” for purposes of this Agreement.

SECTION 7. Tax Consequences. The Grantee understands and agrees that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the vesting of the Restricted Shares or the issuance of Shares hereunder.  The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and that he may pursuant to Section 9(g) be required to pay cash to the Company at the time tax withholding obligations arise with respect to the Restricted Shares or any other Shares issuable hereunder.  The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between (i) the amount (if any) paid for the Restricted Shares, and (ii) the fair market value of the Restricted Shares on the date any restrictions on the Restricted Shares lapse.  The Grantee understands that the Grantee may elect to be taxed at the time the Restricted Shares are granted rather than when the applicable restrictions lapse by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant.  The Grantee acknowledges that it is the Grantee’s sole responsibility and not the Company’s to file timely any 83(b) election.

SECTION 8. Restrictions on Transfer.  Except for the escrow described in Section 4 or the forfeiture of the Restricted Shares to the Company as described in Section 2, none of the Restricted Shares, nor any other Shares potentially issuable hereunder, nor any beneficial interest therein shall be transferred, encumbered, pledged or otherwise alienated or disposed of in any way until the Restricted Shares become vested, or such other Shares are actually issued, respectively.

SECTION 9. General Provisions.

a. Entire Agreement.  This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the grant of the Shares and may only be modified or amended in a writing signed by both parties.

b. Notice.  Any notice to be given to the Company will be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to the Grantee will be delivered personally or addressed to him or her at the address given beneath his or her signature, below, or at such other address as the Grantee may hereafter designate in writing to the Company.  Any such notice will be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five (5) days after the date of the mailing (which will be by regular, registered or certified mail).  Delivery of a notice by telecopy (with confirmation) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received.  Any notice to the Escrow Holder shall be sent to the Company’s address, with a copy to the other party not sending the notice.

c. No Implied Waiver.  Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

d. No Right to Continued Employment.  The grant of Shares hereunder will not confer upon the Grantee any right to continue in the employ of the Company or any of its subsidiaries or affiliates.

e. Amendment.  The Committee may from time to time impose any conditions on the Restricted Shares and any other Shares potentially issuable hereunder as it deems necessary or advisable to ensure that the Plan and this award satisfy the requirements of all applicable laws (including without limitation, the conditions of Rule 16b-3), and that such Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

f. Governing Law.  This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware without regard to the application of the principals of conflicts or choice of laws.

g. Tax Withholding.  Notwithstanding any other provision of this Agreement, if the Grantee does not at least three (3) days prior to the date that any tax withholding obligation arises with respect to any transaction hereby contemplated, deliver to the Company a cash amount reasonably estimated to be sufficient to satisfy that tax withholding obligation, then the Shares that would otherwise vest or be issued hereunder will instead then be forfeited automatically and the Grantee will have no further right to those Shares.

h. Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the 10th day of March 2008.

ISCO INTERNATIONAL, INC.

By:	/s/ Frank Cesario
Title:	CFO

GRANTEE
/s/ Gordon E. Reichard, Jr.
[GORDON E. REICHARD, JR.]